Exhibit 10.15

FIRST AMENDMENT TO OFFICE LEASE

This FIRST AMENDMENT TO OFFICE LEASE (the “Amendment”) dated as of November 22, 2016 (the “Amendment Date”) is by and between MEPT 600 California Street LLC, a Delaware limited liability company (“Landlord”) and Audentes Therapeutics, Inc., a Delaware corporation (“Tenant”).

BACKGROUND

A. Landlord and Tenant entered into that certain Office Lease dated as of September 2, 2015 (the “Lease”), pursuant to which Landlord leases to Tenant and Tenant leases from Landlord the entire seventeenth (17th) floor and a portion of the sixteenth (16th) floor (the “Original Premises”) of the office building located at 600 California Street in San Francisco, California (the “Building”) as further set forth in the Lease. Any capitalized term used but not defined in this Amendment shall have the meaning assigned to such term in the Lease.

B. Landlord and Tenant desire to amend the Lease pursuant to the terms and conditions set forth below:

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Expansion Premises. Pursuant to Section 2.13 of the Lease, as of March 1, 2017 (the “Expansion Commencement Date”) and through the expiration or earlier termination of the Lease Term, in addition to the Original Premises, Landlord shall lease to Tenant and Tenant shall lease from Landlord approximately 7,900 of rentable square feet located on the remaining portion of the sixteenth (16th) floor of the Building as further set forth in Exhibit G (the “Expansion Premises”). All of the terms and provisions of the Lease shall continue to apply with respect to the Expansion Premises, except as specifically modified herein.  Both Landlord and Tenant agree that the ROFO set forth in Section 2.13 of the Lease is hereby extinguished by virtue of Landlord and Tenant entering into this Amendment, and shall be of no further force and effect.

2. Area of Original Premises. Notwithstanding anything to the contrary in the Lease. The parties agree that due to re-measurement of the Original Premises and the Building, the Original Premises is comprised of approximately 21,820 rentable square feet of space and such figure shall be used for determining the Original Premises Base Rent (as of June 8, 2022) and Tenant's Pro Rata Share (as of the Expansion Commencement Date). Landlord and Tenant hereby acknowledge and agree that the rentable square footage of the Original Premises has been re-measured in accordance with the American National Standard Method of Measuring Area in Office Buildings of the Building Owners Association International's Standard Method of Measuring Floor Area in Office Buildings (ANSI/BOMA Z65.l - 2010) (the “BOMA Standards”), Landlord currently leases to. Tenant the Original Premises and the revised square footage of the Original Premises as re-measured in accordance with the BOMA Standards shall be as set forth herein.

3. Amended Definitions in Section 1. Effective as of the Expansion Commencement Date, the following definitions in Section I of the Lease shall be deleted in their entirety and replaced with the following:

a. “Base Rent: As used herein. the term “Base Rent. shall include Original Premises Base Rent in addition to the Expansion Premises Base Rent, as further defined below.

The monthly amount of Base  Rent attributable to the Original Premises (the “Original Premises Base Rent”) and the portion of the Initial Lease Term during which such monthly amount of Original Premises Base Rent is payable shall be determined from the following table. For convenience and ease of reference, the annual rental rate for the computation of Original Premises Base Rent and the annual Original Premises Base Rent are also set forth in tabular form with the annual Original Premises Base Rent equaling the monthly Original Premises Base Rent installment multiplied by twelve. In the case of any conflict or inconsistency between the Monthly Original Premises Base Rent installment and the other illustrative figures set forth in tabular form or in any computations utilizing such figures, the monthly Original Premises Base Rent installment so specified shall be controlling and conclusive.

Applicable Portion of Lease Term	Total Original Premises Base Rent Sq. Ft. I Annum	Annual Original Premises Base Rent	Monthly Original Premises Base Rent Installment (Annual ÷ 12)
2/18/16 - 2/17/17*	$72.09	$1,556,832.81	$129,736.07
2/18/17 - 2/17/18	$74.19	$1,602,184.41	$133,515.37
2/18/18 - 2/17/19	$76.35	$1,648,896.57	$137,408 .05
2/18119 - 2/17/20	$78.58	$1,697,010.09	$141,417.51
2/18/20 - 2/17/2l	$80.87	$1,746,566.97	$145,547.25
2/18/21 - 2/17/22	$83.24	$1,797,610.53	$149,800.88
2/18/21 - 6/7/22	$85.67	$1,850,185.53	$154,182.13
6/8/22 - 6/7/23	$86.09	$1,878,483.80	$156,540.32

*The Original Premises Base Rent for the first three (3) months of the Initial Lease Term following the Commencement Date (February 18, 2016 through May l7, 2016) shall be abated but shall become immediately due and payable if at any time during the Initial Lease Term, there is an uncured Event of Default by Tenant as described below.

The monthly amount of Base Rent attributable to the Expansion Premises (the “Expansion Premises Base Rent”) and .the portion of the Initial Lease Term during which such monthly amount of Expansion Premises Base Rent is payable shall be determined from the following table. For convenience and ease of reference. The annual rental rate for the computation of Expansion Premises Base Rent and the annual Expansion Premises Base Rent are also set forth in tabular form with the annual Expansion Premises Base Rent equaling the monthly Expansion Premises Base Rent installment multiplied by twelve. In the case of any conflict or inconsistency between the Monthly Expansion Premises Base Rent installment and the other illustrative figures set forth in tabular form or in any computations utilizing such figures, the monthly Expansion Premises Base Rent installment so specified shall be controlling and conclusive.

Applicable Portion of Lease Term	Total Expansion Premises Base Rent Sq. Ft. I Annum	Annual Expansion Premises Base Rent	Monthly Expansion Premises Base Rent Installment (Annual ÷ 12)
3/1/2017 - 2/17/18**	$75.00	5592,500.00	$49,375.00
2/18/18 - 2/17/19	$77.25	$610,275.00	$50,856.25
2/18/19 – 2/17/20	$79.57	$628,583.25	$52,381.94
2/18/20 – 2/17/21	$81.95	$647.440.75	$53,953.40
2/18/21 – 2/17/22	$84.41	5666,863.97	$55,572.00
2/18/22 -2/17/23	$86.95	$686.869.89	$57,239.16
2/18/23 – 6/17/23	$89.55	$707.475.99	$58,956.33

**The Expansion Premises Base Rent for the first four (4) months following the Expansion Commencement Date (March 1, 2017 through June 30, 2017) shall be abated but shall become immediately due and payable if at any time during the Initial Lease Term. There is an uncured Event of Default by Tenant as described below.”

b. “Initial Lease Term: Commencing on the Commencement Date and ending on June 7, 2023.”

c. “Operating Costs Allocable to the Premises: The sum of (a) the product of Tenant's Pro Rata Share times Operating Costs less the Operating Costs Base Amount, plus (b)  the product of Tenant's Pro Rata Expansion Share times Operating Costs less the Operating Costs Expansion Base Amount.”

d. “Premises: The Original Premises in addition to the Expansion Premises.”

e. “Rentable Area of the Premises: The Rentab1e Area of the Original Premises plus the Rentable Area of the Expansion Premises.”

f. “Tenant's Pro Rata Share: 6.30%, which is the Rentable Area of the Original Premises divided by 346,127 rentable square feet.”

4. New Definitions in Section 1. Effective as of the Expansion Commencement Date, the following definitions shall be added to Section I of the Lease:

a. “Expansion Construction Management Fee: An amount equal to three percent (3%) of the total actual, third party hard costs paid by Tenant for the Expansion Premises Improvements.”

b. “Expansion Lease Security Deposit: The sum of Three Hundred Fifty Thousand and No/100 Dollars (5350,000.00) in the form of a standby Expansion Letter of Credit and subject to the reduction as set forth in this Lease, as amended.”

c. “Expansion Premises Allowance. The sum of Ninety-Five and No/ J OO Dollars ($95.00) per rentable square foot of the Expansion Premises in an aggregate amount not to exceed Seven Hundred Fifty Thousand Five Hundred and No/ JOO Dollars (5750, 500.00). In addition, the Expansion Premises Allowance shall include the Supplemental Expansion Improvement if and to the extent Tenant elects to receive the Supplemental Expansion Improvement Allowance.''

d. “Insurance Expansion Base Amount: The actual insurance costs applicable to the Building for calendar year 2017 (“the Insurance Expansion Base Amount Year”).”

e. “Operating Cost Expansion Base Amount: The actual Operating Costs applicable to the Building for calendar year 2017 (“the Operating Costs Expansion Base Amount Year”), based on One Hundred percent (100%) occupancy at the Building.”

f. “Property Tax Expansion Base Amount: The actual Property Taxes applicable to the Building for calendar year 2017 (“the Property Taxes Expansion Base Amount Year”).”

g. “Rentable Area of Expansion Approximately 7,900 rentable square Premises: feet as measured and computed by Landlord or its general accordance with the BOMA agents in Standards.”

h. “Rentable Area of the Original Premises: Approximately 21,820 rentable square feet as measured and computed by Landlord or its agents in general accordance with the BOMA Standards.”

i. “Supplemental Expansion Improvement Allowance: The maximum amount,  in addition to the Expansion Improvement Allowance, if any, to be expended by Landlord for the cost  of Expansion Premises Improvements (including amounts payable towards the Expansion  Construction Management  Fee), which maximum  shall not exceed $10.00 per rentable square foot  for a total of Seventy-Nine Thousand and No/100 Dollars ($79,000.00). If, as of the Amendment Date, Tenant elects to receive the Supplemental Expansion Improvement Allowance, then any additional  amounts which are paid or disbursed by Landlord from the Supplemental Expansion Improvement  Allowance shall bear interest from the date of any payment or disbursement by Landlord at the rate of eight percent (8%) per annum, (the •'Amortized TI Allowance”).”

j. “Tenant's Pro Rata Expansion Share: 2.28%, which is the Rentable Area of  the Expansion Premises divided by 346.127 rentable square feet.”

5. Parking.  Effective as of the Expansion Commencement Date, Section 2.15 of the Lease shall be deleted in its entirety and replaced with the following:

“Parking. Landlord has entered into a parking garage lease with Ace Parking (“Operator”) to operate the parking garage located in the Building (the ''Garage”). Landlord shall cause the Operator to lease to Tenant and Tenant shall have the right to lease from Operator up to seventeen (17) parking spaces in the Garage at the current rate of $415.00 per parking space or, as such rate may be adjusted from time to time. Tenant's parking privileges shall be subject to the reasonable, nondiscriminatory rules and regulations for the Building relating to parking adopted by Landlord from time to time of which Tenant has been given written notice thereof. Landlord shall have the right to grant designated, reserved parking stalls at the Garage to other tenants in the Building; provided that Tenant's right to its seventeen (17) parking spaces is not affected. In no event shall the number of parking stalls used by Tenant exceed the number of stalls allocated to Tenant under this Section 2.15 unless Tenant has made arrangements with Landlord or the manager or the Garage to rent additional parking spaces. Landlord shall have no obligation whatsoever to monitor, secure or police the use of the Garage or other common areas:'

6. Additional Rent. Effective as of the Expansion Commencement Date, Section 3.4.5 of the Lease shall be deleted in its entirety and replaced with the following:

“Computation of Additional Rent. The determination and computation of the Additional Rent shall be made by Landlord. The Additional Rent shall equal the sum of (I) the product of (a) Tenant's Pro Rata Share multiplied by the difference between Operating Costs minus the Operating Cost Base Amount; (b)Tenant's Pro Rata Share multiplied by the difference between Property Taxes minus the Property Tax Base Amount; and (c) Tenant's Pro Rata Share multiplied by the difference between Insurance Costs minus the Insurance Base Amount; plus (II) the product of (a) Tenant's Pro Rata Expansion Share multiplied by the difference between Operating Costs minus the Operating Cost Expansion  Base Amount;  (b) Tenant's  Pro Rata  Expansion  Share  multiplied  by  the difference between Property Taxes minus the Property Tax Expansion Base Amount; and (c) Tenant's Pro Rata Expansion Share multiplied by the difference between Insurance Costs minus the Insurance Expansion Base Amount. After the close of each calendar year, Landlord shall deliver to Tenant a written statement setting from the Additional Rent payable for the preceding calendar year. If the Additional Rent exceeds the Additional Rent Estimate paid by Tenant, Tenant shall pay the amount of such excess to Landlord within thirty (30) days after delivery of such statement to Tenant. If such statement shows the Additional Rent to be less than the Additional Rent Estimate paid by Tenant, then the amount of such overpayment shall be paid by Landlord to Tenant within thirty (30) days following the date of such statement or, (unless the Lease has ended) at Landlord's option, shall be credited toward future installment(s) of Additional Rent Estimate.''

7. Operation Cost Audit. Effective as of the Expansion Commencement Date. the first three sentences of Section 3.4.7 of the Lease shall be deleted in their entirety and replaced with the following:

“Operating Cost Audit. Landlord shall maintain records concerning estimated and actual Operating Cost, Property Taxes and Insurance Costs for no less than twenty-four (24) months following the period covered by the statement or statements furnished Tenant, after which time Landlord may dispose of such records. Provided that Tenant is not then in default of its obligation to pay Base Rent, Additional Rent or other payments required to be made by it under this Lease (beyond the expiration of any applicable notice and cure periods) and provided that Tenant is not otherwise in default under this Lease (beyond  the  expiration  of  any  applicable  notice  and  cure  periods),  Tenant  may.  At Tenant's sole cost and expense, cause a Qualified Person (defined below) to inspect Landlord's records for the previous year of the Lease Term. Such inspection, if any, shall be conducted no more than once each calendar year, during Landlord's normal business hours within one hundred twenty (120) calendar days after receipt of Landlord's written statement of Operating Costs Allocable to the Premises for the previous year (and this right shall include, but not be limited to: (a) the right to inspect the records for the Operating Costs Base Amount Year and the Property Taxes Base Amount Year for the first year of the Initial Lease Term; (b) the right to inspect the records for the Operating Costs Expansion Base Amount Year and the Property Taxes Expansion Base Amount Year for the first year following the Expansion Commencement Date), upon first furnishing Landlord at least twenty (20) calendar days prior written notice.”

8. Amendment to Section 5.6.2. Effective as of the Expansion Commencement Date, subpart (2) of the eighth sentence of Section 5.6.2 of the Lease shall be deleted and replaced with the following:

“(2) Tenant shall pay to Landlord, upon demand, the sum of Tenant's Pro Rata Share plus Tenant's Pro Rata Expansion Share of any applicable deductible amount specified under landlord’s insurance, and”

9. Amendment to Section 5.7. Effective as of the Expansion Commencement Date, the third sentence of Section 5.7 of the Lease shall be deleted and replaced with the following:

“Additional Rent and all other sums payable under this Lease shall not be abated but Tenant's Pro Rata Share and Tenant's Pro Rata Expansion Share may be redetermined as equitable under the circumstances.”

10. Amendment to Section 8.1.1. The following shall be added to the end of Section 8.1.1 of the Lease as a new subparagraph (i):

“(i) a failure of the Tenant to deliver the Expansion Letter of Credit on or before the Expansion Commencement Date.''

11. Expansion Lease Security Deposit. On or before  the Expansion  Commencement  Date. Tenant shall deliver in favor of Landlord a letter of credit in the sum specified in the definition of the term “Expansion   Lease  Security  Deposit” (the “Expansion Letter of Credit”),  as  security  for  the  full  and faithful payment of all sums due under this Lease and the full and faithful performance of every covenant and condition of this Lease to be performed by Tenant; provided, however, commencing on the third (3rd) anniversary  of the Commencement Date and on each anniversary of the Commencement Date thereafter, the amount of the Expansion Letter of Credit shall be reduced by Fifty-Seven Thousand One  Hundred Twenty-Four and 67/100 Dollars (557,124.67): provided that if Tenant is in default under this Lease as of any such anniversary of the Commencement Date (beyond the expiration of any  applicable  notice and cure periods). the amount of the Expansion Letter of Credit shall not be reduced unless  and  until such default is cured, and provided further that, if Tenant is entitled to the reduction of the Expansion

Letter of Credit pursuant to the terms set forth herein,  Landlord  shall  promptly  deliver  to  the  issuing  bank a statement signed by an authorized party of Landlord authorizing the reduction of the Expansion  Letter of Credit as permitted hereunder. Notwithstanding anything to the contrary in this Lease, the amount of the Expansion Letter of Credit shall not be reduced below One Hundred Seventy-Eight Thousand Six Hundred Twenty-Five and 99/l 00 Dollars (S 178,625.99), and after the reduction of the Expansion Letter of Credit on the fifth (5th anniversary of the Commencement Date, the Expansion Letter of Credit shall not be reduced further and shall remain at such amount for the remainder of the Lease Term. The Expansion Letter of Credit initially delivered pursuant to this paragraph and all substitutions, replacements and renewals of the Expansion Letter of Credit, must be consistent with and shall satisfy all the requirements in the letter of credit criteria in Rider 1, attached to the Lease. The Expansion Letter of Credit shall be subject to the same terms and condition as the Letter of Credit as set forth in Section 3.3, except as otherwise set forth herein. Notwithstanding anything to the contrary in Section 2 of Rider 1 attached to the Lease, the Expansion Letter of Credit shall be issued in favor of:

MEPT 600 California Street LLC

c/o NewTower Trust Company

Attn: President

12. Assignment and Subletting. Notwithstanding anything to the contrary in the Lease, as amended hereby, the term “Lease Security Deposit” as used in Section 7 of the Lease shall be deemed to be a collective reference to both the Lease Security Deposit and the Expansion Lease Security Deposit, as those terms are defined in Section 1 of the Lease, as amended herein.

13. Expansion Premises Improvements. Tenant shall be responsible for the design, permitting and construction of certain improvements to the Expansion Premises (the “Expansion Premises Improvements”). The plans and specifications for the Expansion Premises Improvements shall be subject to the Landlord's prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed (once approved by Landlord, the “Expansion Plans and Specifications”). Tenant's Expansion Plans and Specifications shall be in compliance with all applicable Governmental Requirements. At the conclusion of construction, Tenant shall cause its architect to provide to Landlord's designated construction representative a “record set” of as-built  electronic  CAD  files  within thirty (30) days following completion of the Expansion Premises Improvements.  Tenant shall rely solely on the advice and experience of Tenant’s architect in assuring the accuracy and sufficiency of the Expansion Plans and Specifications for Tenant's purposes. Tenant shall construct the Expansion Premises Improvements subject to, and in compliance with the Union Requirement, the Expansion Plans and Specifications, all applicable Governmental Requirements and pursuant to all other terms and conditions of the Lease. Landlord shall cooperate with Tenant (including, without limitation,  signing applications for Building Department permits and path of travel drawings, if and to the extent  available) in Tenant's efforts to obtain any permits and certificates of occupancy necessary in  connection with the construction of the Expansion Premises Improvements; provided that, Tenant shall  reimburse Landlord within thirty (30) days after written demand therefor (accompanied by copies of  invoices in connection therewith) for any reasonable out-of-pocket costs incurred by Landlord, including reasonable attorneys' fees in connection therewith. Tenant shall be permitted to use the freight elevators on a non-exclusive, first-come, first served basis during Building Standard Hours at no charge to Tenant during the construction of the Expansion Premises Improvements. All Expansion Premises Improvements shall become property of the Landlord (and shall remain upon and be, surrendered with the Expansion Premises) on the expiration or earlier termination of the Lease, provided that, at Landlord's election and upon notice to Tenant. Tenant shall be required to remove all or any portion of the Expansion Premises Improvements deemed Specialty Improvements and specified by Landlord at such time as Landlord provides its approval of the Expansion Plans and Specifications. in all instances subject to the provisions of Section 2.7 of the Lease.

14. Expansion Premises Allowance. Tenant shall be entitled to the Expansion Premises Allowance for use in connection with the Expansion Premises Improvements. provided however. that Landlord shall have no obligation to disburse all or any portion of the Expansion Premises Allowance to Tenant unless Tenant makes a request for disbursement pursuant to the terms and conditions set forth below: and provided further that Landlord shall have no obligation to disburse all or any portion of the Expansion Premises Allowance if Tenant makes a request for a disbursement of the Expansion Premises Allowance on or after June 30, 2017: it being understood that any unused portion of the Expansion Premises Allowance shall be forfeited on June 30, 2017. For the avoidance of doubt, no portion of the Expansion Premises Allowance shall be used to pay for the costs and expenses of any work at the Expansion Premises not included in the Expansion Plans and Specifications. and Tenant shall be responsible at its sole cost and expense. for all costs and expenses incurred in connection with such work . Landlord shall reimburse Tenant for any actual, out-of-pocket costs and expenses which constitute Qualified Expenses paid by Tenant for the Expansion Premises Improvements up to the amount of the Expansion Premises Allowance. Landlord's payment of such amount shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied in connection with the Expansion Premises Improvements as set forth in Tenant's payment request. Tenant shall pay the applicable excess out of its own funds if, when and to the extent that the cost of the Expansion Premises Improvements exceeds the Expansion Premises Allowance. Tenant shall not be entitled to a credit for any unused portion of the Expansion Premises Allowance. Landlord shall be entitled to receive the Expansion Construction Management Fee from Expansion Premises Allowance in connection with its management of the construction of the Expansion Premises Improvements. During the construction of the Expansion Premises Improvements, Landlord shall make monthly disbursements of the Expansion Premises Allowance and shall authorize the release of (xxxxx) for the benefit of Tenant in accordance with and subject to the terms and conditions of Section 2.6.1 of the Lease, except that all references therein to: (a) tile Tenant Improvements shall refer to the Expansion Premises Improvements; (b) the Premises shall refer to the Expansion Premises; (c) the Tenant Improvement Allowance shall refer to the Expansion Premises Allowance: and (d) the Plans and Specifications shall refer to the Expansion Plans and Specifications. For the avoidance of doubt, the final sentence of Section 2.6.l (a) of the Lease shall not apply in connection with the Expansion Premises Improvements. Notwithstanding the foregoing, if Landlord reasonably determines at any time that the cost of the Expansion Premises Improvements will exceed the Expansion Premises Allowance. then Tenant shall be required to begin funding a share of future monthly disbursements in an amount equal to the proportion of the expected excess costs over the expected total cost amount, and Landlord’s monthly disbursement shall be reduced by such amount.

15. Payment of Amortized Tl Allowance. The Amortized TI Allowance, if any, shall be repaid by Tenant  to Landlord  as additional  rent in equal monthly  installments  (amortized  from  the Expansion Commencement Date until the expiration of the Initial Lease Term), with the first installment commencing on the first (1st) day of the first (1st) calendar month immediately following the  Expansion Commencement Date and continuing on the first (I”) day of each calendar month thereafter. In the event that the Lease terminates prior to the expiration of the Initial Lease Term. the full unpaid  amount of the Amortized TI Allowance shall become due and payable upon such earlier expiration or termination date.

16. Possession. Notwithstanding anything in the Lease to the contrary as of the Amendment Date and the Expansion Commencement Date, Tenant (a) accepts the Premises (including the Expansion Premises) and the Building in their current ''AS JS” condition, subject to Landlord's obligations under the Lease (as amended hereby); and (b) acknowledges that Tenant is not relying on any representations or warranties by any person regarding the Premises or the Building, other than as specifically set forth in the Lease, as amended hereby.

17. Bicycles. Tenant and Tenant's employees shall have the right to use the Building's bicycle parking facility to park bicycles at no charge and on a first come first serve basis. Each Tenant employee that intends to use the bicycle parking facility to park bicycles will be provided with an electronic access card for entry. Tenant shall cause Tenant's employees to bring bicycles to the Premises via use of the freight elevator in the Building. The use, parking. storage and transport of bicycles in the Premises and the Building shall be subject to the Rules and Regulations, as may be amended from time to time. Tenant acknowledges and agrees that the storage of the bicycles in the Building's parking facility shall be solely at Tenant's own risk and Landlord shall have no obligation whatsoever to monitor, secure or police the use of the Building's bicycle parking facility.

18. Exclusive Use Covenant.  Tenant hereby acknowledges and agrees that Tenant shall not be permitted to use the Premises (or any portion thereof) for the operation of a Co-Working Facility nor shall Tenant be permitted to assign the Lease or sublease, license or otherwise permit to be used all or any portion of the Premises to any assignee, subtenant or other occupant who will use any portion of the Premises as a Co-Working Facility or an Incubator Business. Tenant hereby agrees that Tenant shall be required to include this Section 18 in all subleases, licenses or occupancy agreements (it being agreed that the failure to do so shall be an incurable default under the Lease). A “Co-Working Facility” means a member/community based shared working office space environment with shared services available for members. A Co-Working Facility shall not include (l ) an Incubator Business or

(2)  a working environment pursuant to which multiple commonly-owned affiliates of the Tenant are sharing or working in the same office space in the Premises. An “Incubator Business” means any person, entity or business that incubates startup and emerging companies by providing management. financial or technology support or training within its premises in the Building and which both: (a) does not charge rent, a membership fee or any other charge, cost or expense for use of space to persons, entities or businesses being incubated within its premises, and (b) has an actual or speculative Ownership interest in or management rights with respect to such business being incubated. If Landlord determines, in its sole discretion, that Tenant (or any subtenant, licensee or assignee of Tenant or any other occupant of the Premises) is in violation of this Exclusive Use Covenant. Landlord shall provide Tenant with written notice thereof, and Tenant shall have ten (10) Business Days thereafter to cure such violation. In the event that Tenant fails to cure such violation within such ten (10) Business Day period, then the same shall be deemed to be an incurable default under the Lease, and Landlord  shall be permitted to pursue any and all remedies available at law or equity. Tenant acknowledges that the violation of the Exclusive Use Covenant may give rise to an irreparable injury to Landlord inadequately compensable in monetary damages. Accordingly, Landlord may seek (without the posting of any bond or other security) injunctive or declaratory relief against Tenant for the breach hereof, in addition to any other legal and equitable remedies which may be available. Furthermore, Landlord shall have the right to seek consequential damages against Tenant in connection with such breach or violation hereof.

19. Brokers. Landlord and Tenant each represents to the other that it has had no dealings. negotiations, or consultations with any broker, representative, employee, agent or other intermediary in connection with this Amendment except Jones Lang LaSalle Brokerage. Inc. (“Broker”). Landlord and Tenant agree that each will indemnify. defend and hold the other free and harmless from the claims (including reasonable attorneys' fees  and expenses) of any broker(s), representative(s), employee(s), agent(s) or other intermediary(ies) claiming to have represented Landlord or Tenant, respectively. or otherwise to be entitled to compensation in connection with this Amendment other than Broker. Landlord agrees to pay Broker a commission in connection with the execution of this Amendment pursuant to a separate written agreement. The provisions of this paragraph shall survive the expiration or sooner termination of the Lease.

20. Notices. As of the Amendment Date, the Designated Address for Landlord opposite Landlord’s signature on the Lease and is hereby deleted in its entirety and replaced with the following, pursuant to Section 9.1 of the Lease:

MEPT 600 California Street LLC

c/o Bentall Kennedy (U.S.) Limited Partnership

Attn: Senior Vice President - Asset Management

Facsimile:

With copies to:

MEPT 600 California Street LLC

c/o Bentall Kennedy (U.S.) Limited Partnership

Attn: Senior Vice President - Asset Management

Facsimile:

And to:

MEPT 600 California Street LLC

c/o NewTower Trust Company

Attn: President

Facsimile:

With a copy to Manager at:

Jones Lang LaSalle Americas, Inc.

Attn: General Manager

Facsimile:

And to:

Jones Lang LaSalle Americas, Inc.

Attn: Todd Robinette, Managing Director

21. Ratification. Except as modified in this Amendment. The Lease is hereby ratified and affirmed. Any references to the “Lease” in the Lease shall mean the Lease as modified by this Amendment.

22. Entire Agreement. This Amendment constitutes the sole and only agreement of the parties hereto with respect to the subject matter hereof (other than the Lease, as amended hereby) and supersedes any prior understandings or written or oral agreements between the parties respecting the subject matter hereof and cannot be changed except by their written consent.

23. Counterparts. This Amendment may be executed in counterparts, which together shall constitute one agreement. For purposes of determining the enforceability of this Amendment. facsimile or PDF signatures shall be deemed originals.

24. Rule of Construction. The parties hereto acknowledge that the parties and their respective counsel have each reviewed and revised this Amendment, and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Amendment or any exhibits hereto.

25. Time is of the Essence. Time shall be of the essence with respect to the Lease, as amended by this Amendment.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Amendment Date.

Landlord:

MEPT 600 CALIFORNIA STREET LLC, a Delaware
limited liability company

By:	MEPT Edgemoor REIT LLC, a Delaware
limited liability company, its Manager

	By:	Bentall Kennedy (U.S.) Limited
Partnership, a Washington limited
partnership, its Authorized Signatory

		By:	Bentall Kennedy (U.S.) G.P. LLC,
a Washington limited liability
company, its General Partner

			By:	/s/ Mark D. Reinikka
			Name:	Mark D. Reinikka
			Its:	Senior Vice President

			By:	/s/ Scott M. Matthews
			Name:	Scott M. Matthews
			Its:	Senior Vice President
November 22, 2016

Tenant:

AUDENTES THERAPEUTICS, INC., a Delaware corporation

By:	/s/ MATTHEW PATTERSON
Name:	MATTHEW PATTERSON
Its:	PRESIDENT and CEO

Exhibit G

To Lease

DEPICTION OF EXPANSION PREMISES

2693-045 fj28b709zv.003 2016-11-16

CALIFORNIA STREET
VACANT
KEARNY STREET
North

16TH FLOOR

600 CALIFORNIA STREET, SAN FRANCISCO, CA

HUNTSMAN

AB-16